Exhibit 3.1

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND
LIMITATIONS OF SERIES E CONVERTIBLF PREFERRED STOCK AND SERIES F CONVERTIBLE PREFERRED STOCK OF

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

Acting pursuant to Sections 151(a) and (g) of the Delaware General Corporation Law, the undersigned, Mark Mirken, the duly elected and acting Chief Executive Officer of Millennium Biotechnologies Group, Inc. (the “Company”) hereby certifies that the Board of Directors of the Company (the “Board”) duly approved the following Certificate of Designation of Series E Convertible Preferred Stock (“E Preferred”) and Series F Convertible Preferred Stock (“F Preferred”) of the Company on September 24, 2009, and that the Certificate of Incorporation, as restated and as amended (the “Certificate of Incorporation”), of the Company expressly authorizes the Board to so designate and issue one or more series of preferred stock, par value $1.00 per share, of the Company (the “Preferred Stock”).  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the E Preferred and F Preferred are as described in the following resolution, duly adopted by the Board of Directors of the Company.

WHEREAS, the Certificate of Incorporation of the Company authorizes a class (or classes) of up to five hundred thousand (500,000) shares of Preferred Stock, and provides that such Preferred Stock may be issued from time to time in one or more series and vests authority in the Board of Directors to fix or alter the rights, preferences, privileges, restrictions and other matters granted to or imposed upon any wholly unissued series of the Preferred Stock;

WHEREAS, it is the desire of the Board of Directors to fix and determine the rights, preferences, privileges, restrictions and other matters relating to Fifty Thousand (50,000) shares of E Preferred; and

WHEREAS, it is the desire of the Board of Directors to fix and determine the rights, preferences, privileges, restrictions and other matters relating to Ten Thousand (10,000) shares of F Preferred.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the E Preferred and F Preferred:

I.           E PREFERRED

A. Authorized Number.   Fifty Thousand (50,000) of the authorized shares of Preferred Stock are hereby designated “Series E Convertible Preferred Stock” par value $1.00 per share (“E Preferred”).

B. Designation. The rights, preferences, privileges, restrictions and other matters relating to E Preferred are as follows:

(1)           Dividends.  The shares of E Preferred shall not bear any dividends.

(2)           Distribution of Assets Upon Liquidation.  In the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, each holder of shares of E Preferred, shall be able to share ratably in the proceeds available along with the holders of shares of Common Stock on an as converted basis (meaning for these purposes, that each share of E Preferred shall have rights equivalent to the number of shares of Common Stock into which such E Preferred is convertible).

(3)           Voting Rights.  Each holder of outstanding shares of E Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of E Preferred held by such holder would then be convertible assuming a sufficient number of shares of Common Stock were then authorized and available for issuance  (as adjusted from time to time pursuant to Section I.B(4) hereof), at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock).  Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of E Preferred shall vote together with the holders of Common Stock as a single class.

(4)           Mandatory Conversion of E Preferred.  (a)    As of the date hereof, the Company has an insufficient number of shares of Common Stock authorized and unreserved to permit conversion of all E Preferred and F Preferred.  Sufficiently increasing the number of authorized shares of Common Stock requires the approval of Stockholders owning a majority of the issued and outstanding shares of the Company (the “Stockholder Approval”).  Upon Stockholder Approval and the filing of this Certificate of Designations, all of the shares of E Preferred shall be automatically converted into shares of Common Stock at the Conversion Rate (as defined below) then in effect (a "Mandatory Conversion").  The “Conversion Rate” is 10,000 shares of Common Stock for each share of E Preferred, subject to adjustment as set forth in subsection “c” below, on the terms and conditions set forth in this Section I.B(4).

In the event of a Mandatory Conversion, the Company shall deliver to each holder of outstanding shares of E Preferred a notice setting forth such Mandatory Conversion (the "Mandatory Conversion Notice").  Upon receipt of the Mandatory Conversion Notice, each holder of E Preferred shall, as soon as practical, surrender its or his/her certificate or certificates of E Preferred, duly endorsed, at the principal executive office of the Company or of any transfer agent for the E Preferred and shall give written notice to the Company at its principal executive office of the names or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Company shall, as soon as practical thereafter, issue or cause to be issued and deliver to such holder of E Preferred, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  Mandatory Conversion under this Section I.B(4)(a) shall be deemed to have been made, and the person or persons entitled to receive shares of Common Stock issuable upon the Mandatory Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, immediately prior to the close of business on the date the Mandatory Conversion is effected.

(b)           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of shares of E Preferred; instead, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole number.

(c)           Adjustments of Conversion Rate for Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock, Consolidations and Mergers.

(i)           If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then on the date such payment is made or such change is effective, the Conversion Rate of the E Preferred shall be increased so that the number of shares of Common Stock issuable on conversion of any shares of the E Preferred shall be increased in proportion to such increase of outstanding shares.

(ii)           If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then on the effective date of such combination, the Conversion Rate for each share of E Preferred shall be decreased so that the number of shares of Common Stock issuable on conversion of shares of the E Preferred shall be decreased in proportion to such decrease in outstanding shares.

(iii)          In the case of the consolidation or merger of the Company with or into another person (other than a consolidation or merger pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such consolidation or merger hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such consolidation or merger), on the effective date of such consolidation or merger (the “Effective Date”), the Conversion Rate and/or the securities to be received upon conversion of each share of E Preferred shall be adjusted so the number of shares of stock and other securities and property (including cash) to which such holder of E Preferred would have been entitled upon the Effective Date as if the Holder had converted the E Preferred immediately prior thereto.

(d)           In the event any shares of E Preferred shall be converted pursuant to this Section II.B(4) or otherwise reacquired by the Company, the shares so converted or reacquired shall be canceled, may not be reissued as E Preferred and shall revert to the status of authorized but unissued and undesignated shares of Preferred Stock and may be redesignated and reissued.

(5)           Reservation of Shares.  As soon as practicable, the Company shall hold a meeting of its stockholders to obtain Stockholder Approval to amend the Certificate of Incorporation to sufficiently increase the number of authorized shares of Common Stock to permit conversion of the E Preferred and F Preferred and to take any other action as may be necessary to have available out of the Company’s authorized and unissued Common Stock, a number of shares of Common Stock as shall be sufficient to permit full conversion of the E Preferred and F Preferred.  Thereafter, the Company shall, so long as any of shares of E Preferred or F Preferred are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, a sufficient number of shares for the purpose of effecting conversion of such shares of Preferred Stock.

(6)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the shares of E Preferred and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date.

II.              F PREFERRED

A. Authorized Number. Ten Thousand (10,000) of the authorized shares of Preferred Stock are hereby designated “Series F Convertible Preferred Stock” par value $1.00 per share (“F Preferred”).

B. Designation. The rights, preferences, privileges, restrictions and other matters relating to F Preferred are as follows:

(1)           Dividends.  The shares of F Preferred shall not bear any dividends.

(2)           Distribution of Assets Upon Liquidation.  In the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, each holder of shares of F Preferred, shall be able to share ratably in the proceeds available along with the holders of shares of Common Stock on an as converted basis (meaning for these purposes, that each share of F Preferred shall have rights equivalent to the number of shares of Common Stock into which such F Preferred is convertible).

(3)           Voting Rights.  (a)  Each holder of outstanding shares of F Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of F Preferred held by such holder would then be convertible assuming a sufficient number of shares of Common Stock were then authorized and available for issuance  (as adjusted from time to time pursuant to Section II.B(4) hereof), at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock).  Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of F Preferred shall vote together with the holders of Common Stock as a single class.

(b)  Until such time as the Company has achieved annual EBITDA (as defined below) of at least $10,000,000, the consent of a majority of the holders of the outstanding shares of F Preferred, voting as a separate class, shall be required to approve: (i) any offer, sale, designation or issuance of any security senior to or pari passu with the F Preferred; (ii) the repurchase or redemption of capital stock of the Company (except from employees at cost upon termination); (iii) any increase or decrease in the number of authorized shares of Common Stock or Preferred Stock (other than as described in subparagraph “c” below); (iv) any amendment to the Certificate of Incorporation or other governing documents of the Company (other than as described in subparagraph “c” below); (v) any alteration or change to the rights, preferences or privileges of the F Preferred, by merger, consolidation or otherwise; (vi) the entry into the sale or exclusive license of all or substantially all the assets of the Company, mergers, consolidations, other business combinations, recapitalizations and liquidations; (vii) any acquisition of the stock or assets of any other entity; (viii) any dividends or distributions on the Company’s capital stock;  and (ix) the expansion into any new businesses.  The foregoing will apply to any subsidiary or controlled affiliate of the Company.  EBITDA means for any period, net income or loss of the Company and its Subsidiaries before income or loss from discontinued operations for such period, determined on a consolidated basis, plus (i) to the extent deducted in computing such consolidated net income or loss, without duplication, an amount equal to the sum of (1) income tax expense, plus (2) interest expense, plus (3) depreciation and amortization expense, plus (4) non-cash extraordinary or nonrecurring losses or non-recurring expenses, minus (ii) to the extent added in computing such consolidated net income or loss, without duplication, an amount equal to the sum of (1) extraordinary or non-recurring income or gains, plus (2) non-cash interest income.

(c)           Notwithstanding subparagraph “b” above, the consent of a majority of the holders of the outstanding shares of F Preferred voting as a separate class shall not be required to amend the Certificate of Incorporation to: (i) increase the number of authorized shares of Common Stock in order for the Company to reserve, inter alia, the shares required for issuance upon conversion of the F Preferred and E Preferred; (ii) reverse split the shares of the Company’s currently outstanding Common Stock; or (iii) change the name of the Company.

(4)           Conversion of F Preferred.  At the option of the holder, at any time commencing on or after the Stockholder Approval (as defined in subsection (c)(iv) below) and filing this Certificate of Designations or from time to time, thereafter each share of F Preferred may be converted into fully paid and non-assessable shares of the Company’s Common Stock at the rate of 120,000 shares of Common Stock for each share of F Preferred, subject to adjustment as set forth in subsection “c” below (the "Conversion Rate"), on the terms and conditions set forth in this Section II.B(4).

(a)           Mandatory Conversion.  At any time, upon (i) the written consent of the holders of a majority of the outstanding F Preferred; or (ii) at such time as the Company, as determined by its Board of Directors, has achieved annual EBITDA (as defined above in section II.B(3)(b)) of at least $10,000,000, all of the shares of F Preferred shall be automatically converted into shares of Common Stock at the Conversion Rate then in effect (a "Mandatory Conversion"); provided, in no event shall the Company require a Mandatory Conversion until such time as there is a sufficient number of authorized but unissued shares of Common Stock available for issuance upon conversion of all of the issued and outstanding shares of F Preferred.

In the event that the Company elects to effect a Mandatory Conversion, the Company shall deliver to each holder of outstanding shares of F Preferred a notice setting forth such election to effect Mandatory Conversion (the "Mandatory Conversion Notice").  Upon receipt of the Mandatory Conversion Notice, each holder of F Preferred shall, as soon as practical, surrender its or his/her certificate or certificates of F Preferred, duly endorsed, at the principal executive office of the Company or of any transfer agent for the F Preferred and shall give written notice to the Company at its principal executive office of the names or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Company shall, as soon as practical thereafter, issue or cause to be issued and deliver to such holder of F Preferred, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  Mandatory Conversion under this Section II.B(4)(a) shall be deemed to have been made, and the person or persons entitled to receive shares of Common Stock issuable upon the Mandatory Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, immediately prior to the close of business on the date the Company approves the Mandatory Conversion.

(b)           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of shares of F Preferred; instead, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole number.

(c)           Adjustments of Conversion Rate for Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock, Consolidations and Mergers and failure to timely increase the number of authorized shares.

 (i)           If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then on the date such payment is made or such change is effective, the Conversion Rate of the F Preferred shall be increased so that the number of shares of Common Stock issuable on conversion of any shares of the F Preferred shall be increased in proportion to such increase of outstanding shares.

(ii)           If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then on the effective date of such combination, the Conversion Rate for each share of F Preferred shall be decreased so that the number of shares of Common Stock issuable on conversion of shares of the F Preferred shall be decreased in proportion to such decrease in outstanding shares.

(iii)         In the case of the consolidation or merger of the Company with or into another person (other than a consolidation or merger pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such consolidation or merger hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such consolidation or merger), on the effective date of such consolidation or merger (the “Effective Date”), the Conversion Rate and/or the securities to be received upon conversion of each share of F Preferred shall be adjusted so the number of shares of stock and other securities and property (including cash) to which such holder of F Preferred would have been entitled upon the Effective Date as if the Holder had converted the F Preferred immediately prior thereto.

(iv)         As of the date hereof, the Company has an insufficient number of shares of Common Stock authorized and unreserved to permit conversion of all E Preferred and F Preferred.  Sufficiently increasing the number of authorized shares of Common Stock requires the approval of Stockholders owning a majority of the issued and outstanding shares of the Company (the “Stockholder Approval”).  If the Company is unable to obtain Stockholder Approval and amend the Certificate of Incorporation to sufficiently increase the number of authorized shares of Common Stock within 120 days of the Final Closing Date of its private offering of F Preferred and Unit Notes scheduled to commence in September 2009, the Conversion Rate shall automatically adjust by 10% (e.g., if the Conversion Rate is 120,000 for one, it will increase to 132,000 for one.  Similar 10% adjustments automatically will occur for each additional 20 days of delay in obtaining such Stockholder Approval provided such increases shall terminate at such time as the conversion rate has been adjusted by an aggregate of 50%.

(d)           In the event any shares of F Preferred shall be converted pursuant to this Section II.B(4) or otherwise reacquired by the Company, the shares so converted or reacquired shall be canceled, may not be reissued as F Preferred and shall revert to the status of authorized but unissued and undesignated shares of Preferred Stock and may be redesignated and reissued.

(5)           Reservation of Shares.  As soon as practicable, the Company shall hold a meeting of its stockholders to obtain Stockholder Approval to amend the Certificate of Incorporation to sufficiently increase the number of authorized shares of Common Stock to permit conversion of the E Preferred and F Preferred and to take any other action as may be necessary to have available out of the Company’s authorized and unissued Common Stock, a number of shares of Common Stock as shall be sufficient to permit full conversion of the E Preferred and F Preferred.  Thereafter, the Company shall, so long as any of shares of E Preferred or F Preferred are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, a sufficient number of shares for the purpose of effecting conversion of such shares of Preferred Stock.

(6)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the shares of F Preferred and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series E Convertible Preferred Stock and Series F Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Chief Financial Officer on this 6th  day of October, 2009.

/s/ Mark Mirken	/s/ Frank Guarino
Mark Mirken, Chief Executive Officer	Frank Guarino, Chief Financial Officer